Exhibit 99.1

ICR Conference 2022

Introduction Thomas C. Chubb III Chairman, Chief Executive Officer and President

This presentation was prepared as o f January 10, 2022 , and any subsequent distribution, dissemination or reproduction of this presentation or any of its content is not an affirmation or restatement of any forward - looking statements contained herein. Forward - Looking Statements This presentation includes statements that constitute forward - looking statements. Such statements are subject to a number of ris ks, uncertainties and assumptions which could cause actual results to differ materially from those anticipated or projected, including, without li mitation, those identified under Part I, Item 1A. contained in our Annual Report on Form 10 - K for the period ended January 30, 2021 under the heading “Risk Factors,” those descri bed from time to time in subsequent reports filed with the SEC and those identified in our press release dated December 8, 2021 under the caption, “Safe Harbor”, all of whi ch are available under the Investor Relations tab of our website at oxfordinc.com. Those risks may not be the only risks which may impact our forward - looking statements. We disclai m any intention, obligation or duty to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise, except as required by law. Cautionary Statement

OUR OBJECTIVE To maximize long - term shareholder value

OUR PURPOSE To make people happy OUR STRATEGY To own a portfolio of lifestyle brands that create sustained, profitable growth

2021E Revenue * 66% * Percentage excludes approximately $25 million of revenue from Lanier Apparel, which we exited in 2021

2021E Revenue * 26% * Percentage excludes approximately $25 million of revenue from Lanier Apparel, which we exited in 2021

8% Emerging Brands 2021E Revenue * * Percentage excludes approximately $25 million of revenue from Lanier Apparel, which we exited in 2021

DRIVING CUSTOMER HAPPINESS AND SHAREHOLDER VALUE First 9 Months of Fiscal Year 2021 202 0 2019 Total Revenue* $842M $527M $825M Gross Margin 63% 56% 58% Operating Margin 16% - 20% 9% Market Capitalization** $1.7B $1.1B $1.3B *Includes Lanier Apparel revenues of $25 million, $30 million, $75 million for 2021, 2020, and 2019, respectively **As of 12/31 of each respective year

What sets Oxford apart?

WE TAKE A LONG - TERM VIEW SUPPORTED BY • A portfolio - based approach • Operational strengths • Solid balance sheet and financial discipline • Opportunities for continued investment in well - defined brands

Passionate consumer base with strong emotional connection to our brands 5 Lifestyle Brands 80% DTC Sales 2M TTM Known Unique Brand Customers $340 Average Annual Spend

Superior product quality and innovation, supported by supply chain excellence, command premium pricing

Aspirational messaging drives customer engagement and solidifies each brand’s lifestyle positioning

Strong, profitable direct - to - consumer model complemented by awareness - driving wholesale distribution Direct 80% Wholesale 20% 2021E Revenue by Channel Retail 39% eCommerce 32% Restaurant 9% Wholesale 20%

GROWTH STRATEGIES 1. Organic growth within our existing brand portfolio ‒ Gro w awareness and acquire new customers ‒ Continue to increase loyalty and wallet share ‒ Product category expansion ‒ New bricks - and - mortar opportunities including Marlin Bars 2. Optimize infrastructure for profitable growth and continue to drive efficiencies across our platform 3. Pursue opportunistic and complementary acquisitions

CAPITAL ALLOCATION TO DRIVE SHAREHOLDER VALUE Dividends $28 million in 2021E dividends Investing in our brands $35 million to $40 million in 2021E capital expenditures Share repurchases New $150 million authorization Actively monitoring market M&A Activity

HOLIDAY AND RESORT UPDATE • Strong holiday and start to resort season • Expect to exceed previously issued sales and EPS guidance